Exhibit 10.53

APPLIED MICRO CIRCUITS CORPORATION

AMENDED OFFER

September 14, 2005

Mr. Robert Gargus

Dear Bob:

On behalf of Applied Micro Circuits Corporation (AMCC), I am pleased to extend to you an offer of employment as Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Corporate Secretary of AMCC in their San Diego location. The following are the basic terms:

1.	Your salary will be $250,000 gross per year. You will be eligible to participate in the AMCC Deferred Compensation Plan that allows you to defer certain elements of your compensation on a pre-tax basis in accordance with the terms and conditions of the plan.

2.	You will be eligible for an annual bonus depending on the company’s profitability and your individual performance as assessed by the Board of Directors and targeted at 40% of your base salary. The terms of the bonus plan are subject to approval by the Board of Directors or the Compensation Committee of the Board on an annual basis.

3.	You will receive a grant of 350,000 AMCC stock options in accordance with the terms of AMCC’s 1992 Equity Incentive Plan and stock option agreement. Subject to the terms of the then-current equity incentive plan for executives, you may be eligible for annual stock option refresh grants upon approval by the Board of Directors. Option Price: Since you will start your employment with AMCC after April 1, 2005, sixty-seven percent of your grant will be priced at fair market value and thirty-three percent of your grant will be ten percent premium priced, based on the closing price of AMCC’s stock on the day of the grant. The terms and timing of the premium priced option grants is in accordance with the Corporate Compensation policy established in 2004. Vesting: Twenty- five percent of the stock will be available to you for exercise one year from the date of grant. One-forty-eighth of the remaining grant will vest monthly thereafter and will be fully vested in four years from date of grant. All stock options offered, and all terms of the option (including option price) are contingent upon final approval by AMCC’s Board of Directors. You will also be eligible to participate in AMCC’s Employee Stock Purchase Plan, in accordance with its terms.

4.	You will be eligible for AMCC’s standard medical, dental and life insurance benefits and AMCC’s 401K plan. AMCC benefit plans may change from time to time.

5.	Your employment with the Company is for no specified period and constitutes “at will employment.” As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

6.	Beginning your first day of employment, you must comply with the terms and conditions of the Company’s Employment Policies and Practices Guide, and other policies such as the Insider Trading Rules.

R Gargus – Amended Offer Letter

7.	Employment at AMCC is contingent upon your successful completion of a standard background check. Please complete the employment application and consent forms for background check that were provided to you by Human Resources at the time of your interview in San Diego. Employment at AMCC is also contingent upon your honoring all company policies and your execution of additional documents and agreements required by AMCC, including our confidentiality and invention assignment agreement and the arbitration agreement. This agreement cannot be modified except by an expressed written agreement executed by both you and the Chief Executive Officer of the Company or the Chairman of the Compensation Committee. Except as set forth herein, there are no other agreements or understandings, oral or otherwise, pertaining to your employment.

8.	Your first day of employment will be a mutually agreed upon date but no later than October 10, 2005. Please bring documentation, which verifies your eligibility to work in the United States to the Human Resources department on your first day of employment.

9.	If the company undergoes a Change of Control as defined below, and your employment is terminated within 12 months of such Change of Control, you will receive a separation payment equal to 12 months of base salary, less applicable withholdings and deductions. In addition, your stock options will vest as if you had completed an additional 12 months of employment after the date of termination and will be exercisable for 15 months following date of termination, provided you have completed up to seven years of employment with AMCC, or for 24 months following date of termination, provided you had completed seven or more years of service with AMCC. Payment of these severance benefits is contingent upon you signing an appropriate Release of Claims agreement with AMCC. Change of Control is defined as a sale, merger or consolidation of AMCC by the company or its stockholders with or into another entity after which the stockholders of AMCC immediately prior to such transaction own less than 50% of the voting securities of the surviving entity or sale of substantially all of the assets of AMCC requiring AMCC’s stockholders’ approval.

10.	This offer expires on Friday September 16, 2005. If you have any questions about this offer, please contact Margaret Barrett, Director of Human Resources, at 978-247-8422.

Bob, we look forward to you joining AMCC. Please sign this letter to indicate your acceptance of the terms and return to Margaret’s attention no later than two days after your verbal acceptance. Her fax number is 858-535-6500.

Sincerely yours,

/s/ Kambiz Hooshmand
Kambiz Hooshmand
President & Chief Executive Officer
AMCC

ACKNOWLEDGED AND ACCEPTED:

Dated: 9/14/05	/s/ Robert Gargus
Robert Gargus